Exhibit 16.1

[PricewaterhouseCoopers LLP Letterhead - US Firm]

December 9, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Kulicke and Soffa Industries, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Kulicke and Soffa Industries, Inc. dated December 9, 2011.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP